As filed with the Securities and Exchange Commission on December 24, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under The Securities Act of 1933

CATALYST SEMICONDUCTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0083129
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

1250 Borregas Avenue, Sunnyvale, CA 94089
(Address of principal executive offices) (Zip Code)

CATALYST SEMICONDUCTOR, INC. 2003 STOCK INCENTIVE PLAN
CATALYST SEMICONDUCTOR, INC. 2003 DIRECTOR STOCK OPTION PLAN
(Full title of the Plans)

GELU VOICU
President and Chief Executive Officer
CATALYST SEMICONDUCTOR, INC.
1250 Borregas Avenue, Sunnyvale, CA 94089
(Name and address of agent for service)

(408) 542-1000
(Telephone number, including area code, of agent for service)

copy to:
PETER COHN
ORRICK, HERRINGTON & SUTCLIFFE LLP
1020 Marsh Road
Menlo Park, CA 94025
(650) 614-7400

CALCULATION OF REGISTRATION FEE

Title of Securities			Proposed Maximum	Proposed Maximum
to be	Amount		Offering Price	Aggregate Offering	Amount of
Registered	to be Registered(1)		Per Share(5)	Price	Registration Fee(6)

Common Stock, $0.001 par value	1,541,172	(3)	$2.385	$3,675,695	$338.16
(2003 Stock Incentive Plan)(2)
Common Stock, $0.001 par value	3,270,078	(3)	$2.76	$9,025,415	$830.34
(2003 Stock Incentive Plan)(2)
Common Stock, $0.001 par value	392,505	(4)	$2.385	$936,124	$86.12
(2003 Director Stock Option Plan)(2)
Common Stock, $0.001 par value	202,501	(4)	$6.11	$1,237,281	$113.83
(2003 Director Stock Option Plan)(2)

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under any of the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without our receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)	Includes Preferred Stock Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

(3)	With respect to the 2003 Stock Incentive Plan, 1,311,250 shares were originally registered on Form S-8 (File No. 333-92449) filed with the Securities and Exchange Commission on December 8, 1999; and 2,500,000 additional shares were registered on Form S-8 (File No. 333-49168) filed with the Securities and Exchange Commission on November 2, 2000.

(4)	With respect to the 2003 Director Stock Option Plan, 48,006 shares were originally registered on Form S-8 (File No. 333-10041) filed with the Securities and Exchange Commission on August 12, 1996; 100,000 additional shares were registered on Form S-8 (File No. 333-92449) filed with the Securities and Exchange Commission on December 8, 1999; and 450,000 additional shares were registered on Form S-8 (File No. 333-49168) filed with the Securities and Exchange Commission on November 2, 2000.

(5)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. The numbers referenced above in the column entitled “Proposed Maximum Aggregate Offering Price Per Share” represents a weighted average of the foregoing estimates calculated in accordance with Rules 457(h) and 457(c). With respect to 1,933,677 shares which are available for future grants of options to purchase our common stock under the referenced plans, the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) under which the per share price was determined by reference to the average between the high and low price reported in the Nasdaq Smallcap Market on December 16, 2002, which average was $2.385. With respect to 3,472,579 shares which are subject to outstanding options to purchase our common stock under the referenced plans, the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(h) under which the per share price was determined by reference to the weighted average of the price at which the options may be exercised, which average was $2.76 for the 2003 Stock Incentive Plan, and $6.11 for the 2003 Director Stock Option Plan.

(6)	Pursuant to Rule 457(p) this registration statement also relates to up to (i) 48,006 shares of Common Stock covered by Registration Statement No. 333-10041, upon which a registration fee of approximately $100.31 was paid, but which have not been offered or sold; (ii) 1,411,250 shares of Common Stock covered by Registration Statement No. 333-92449, upon which registration fees of approximately $665.14 were paid, but which have not been offered or sold; and (iii) 2,950,000 shares of Common Stock covered by Registration Statement No. 333-49168, upon which registration fees of $1,199.35 were paid, but which have not been offered or sold.

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     Catalyst Semiconductor, Inc. (“we”, “us” or “registrant”) hereby incorporate by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

a.	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2002, filed with the Commission on July 29, 2002 (File No. 000-21488) (as amended by Amendment No. 1 filed on Form 10-K/A on November 14, 2002 (File No. 000-21488));

b.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2002, filed with the Commission on September 11, 2002 (File No. 000-21488);

c.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2002, filed with the Commission on November 12, 2002 (File No. 000-21488);

d.	The description of our common stock and preferred stock purchase rights contained in Registration Statement on Form 8-A12G filed with the Commission on January 24, 1997 (File No. 000-21488), including any amendments or reports filed for the purpose of updating such description; and

e.	Our Registration Statement on Form 8-A filed with the Commission on March 24, 1993, which provides a description of the Registrant’s Common Stock, including any amendments or reports filed for the purpose of updating such description;

     All documents subsequently filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) provides for the indemnification of directors, officers, employees and other agents under certain circumstances. Our Bylaws (the “Bylaws”) require us to indemnify each of our officers and directors to the fullest extent permitted by the Delaware Law against certain expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was our agent. In addition, the Bylaws grant us the power to indemnify our employees and agents under certain circumstances to the fullest extent permitted by Delaware Law against certain expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was our agent.

     Article IX of our Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

     We maintain directors’ and officers’ liability insurance policies insuring our directors and officers against certain liabilities and expenses incurred by them in their capacities as such, and insuring us under certain circumstances, in the event that indemnification payments are made by us to our directors and officers.

     We have entered into indemnification agreements with our officers and directors, pursuant to which we are obligated to indemnify each officer and director against certain claims and expenses for which the officer or director might be held liable.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The exhibits listed in the accompanying Index to Exhibits are filed or incorporated by reference as part of this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initialbona fide offering thereof.

     (c)  Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on this 24th day of December 2002.

CATALYST SEMICONDUCTOR, INC.

By:	/s/ Gelu Voicu Gelu Voicu President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gelu Voicu and Thomas E. Gay, his or her attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on December 24, 2002.

Signatures	Title

/s/ Gelu Voicu Gelu Voicu	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Thomas E. Gay III Thomas E. Gay III	Vice President, Finance and Administration and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

/s/ Henry C. Montgomery Henry C. Montgomery	Chairman of the Board of Directors

/s/ Lionel M. Allan Lionel M. Allan	Director

Roland Duchâtelet	Director

/s/ Cynthia M. Butitta Cynthia M. Butitta	Director

/s/ Glen G. Possley Glen G. Possley	Director

Index to Exhibits

Exhibit
No.		Description

4.1	(1)	Preferred Shares Rights Agreement, dated as of December 3, 1996, between Catalyst Semiconductor, Inc. and First National Bank of Boston, including the Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock, the Form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C respectively.
4.2	(2)	Amendment No. 1 to Preferred Shares Rights Agreement dated as of May 22, 1998 between Registrant and BankBoston, N. A., as rights agent.
4.3	(2)	Amendment No. 2 to Preferred Shares Rights Agreement dated as of September 14, 1998 between Registrant and BankBoston, N. A., as rights agent.
4.4	(3)	Amendment No. 3 to Preferred Shares Rights Agreement dated as of September 27, 2001 between Registrant and EquiServe Trust Company N.A., as rights agent.
4.5	(2)	Amendment No. 4 to Preferred Shares Rights Agreement dated as of July 17, 2002 between Registrant and EquiServe Trust Company N.A., as rights agent.
4.6		Catalyst Semiconductor, Inc. 2003 Stock Incentive Plan.
4.7		Catalyst Semiconductor, Inc. 2003 Director Stock Option Plan.
5		Opinion and Consent of Orrick, Herrington & Sutcliffe LLP.
23.1		Consent of PricewaterhouseCoopers, LLP, Independent Accountants.
23.2		Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5).
24		Power of Attorney (contained on the signature page).

(1)	Incorporated by reference to Exhibit 1 to Registrant’s Form 8-A filed on January 22, 1997.

(2)	Incorporated by reference to Registrant’s Form 10-K filed July 29, 2002.

(3)	Incorporated by reference to Registrant’s Form 10-Q filed December 12, 2001.